Multimedia Access Corporation letterhead



January 3, 1995



Mr. Daniel W. Dodson
3883 Turtle Creek Blvd.
Dallas, TX 75219

RE: Offer of Employment

Dear Dan,

On behalf of MultiMedia Access Corporation, (MMAC), I am pleased to extend to you an offer of employment as Vice President-Marketing of Viewpoint Systems Inc., a wholly owned subsidiary of MultiMedia Access Corporation. The details of our offer are as follows:

1. Your start date will be 1/21/96.

2. Your base salary will be $7,083.33 per month, payable semi-monthly on or about the 15th and 30th of each month.

3. You will be eligible to participate in the MultiMedia Access Corporation Executive Bonus program (cash and/or stock). Your 1996 cash bonus is targeted each year you are employed by MMAC at not less than 30% of your base salary for each such year and is payable upon accomplishment of objectives to be defined.

4. MMAC agrees that at the next meeting of its Board of Directors, you will be granted an initial option pursuant to the Company's 1995 Stock Option Plan to purchase up to 30,000 shares of MMAC Common Stock at an option price equal to the then current Fair Market Value (as defined in the Plan), such Option to be exercisable as to 12/60 of the Shares at the expiration of the first year following the date of grant of the Option and as to an additional l/60th of the shares at the expiration of each of the next consecutive 48 months thereafter. You will also have the right to an additional grant of an option for an additional 15,000 shares of MMAC Common Stock after one year of service to MMAC based upon accomplishment of objectives to be defined, or at any time upon approval by the Board of Directors.

5. You will be entitled to participate in the Company's standard benefits plan applicable to all employees as described in the MMAC Outline of Benefits. You will also receive 15 days vacation, 5 days of which must be taken between Christmas and New Years.

6. Your employment with the Company will be "at will" and may be terminated by you or the Company at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, which requires MMAC to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification Form I-9, with instructions, as required by such Act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

This offer is further contingent upon your execution of (i) the MultiMedia Access Corporation Proprietary Rights and Information Agreement in the form attached hereto, and (ii) the MultiMedia Access CorPoration Indemnification Agreement in the form attached hereto. The Proprietary Rights and Information Agreement provides generally that the Company shall own all proprietary rights you develop while employed by the Company, and contains certain non-competition and non-solicitation agreements. Furthermore, the terms and conditions of your employment agreement are considered confidential and are not to be discussed with anyone but your immediate superior and Officers of the Company.

Dan, we look forward to working with you. Please indicate your acceptance by signing and returning to me a copy of the offer letter.


Sincerely,

                                 MultiMedia Access Corporation


                                 By:  /s/ Glenn A. Norem
                                      ---------------------------
                                      Glenn Norem
                                      President and Chief Executive Officer

Accepted by:

  /s/ Dan Dodson
----------------
Dan Dodson

   1-3-96
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Date